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                                                                   EXHIBIT 10.88

                        ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum, dated February 14, 2003, reflects a modification to the Employment Agreement (the "Agreement") between Viragen, Inc. ("Employer") and Melvin Rothberg ("Employee").

Whereas, both Employer and Employee intend to modify Employee's Employment Agreement dated July 1, 2001. It is agreed the following paragraphs shall be added to the paragraph 5 of the Agreement.

         Effective February 14, 2003, Employer and Employee agree to reduce Employee's cash salary by 20%, from the adjusted amount of $181,500 per annum to $145,200 per annum resulting in a cash salary reduction of $36,300 per annum (the "Reduction").

         In lieu of cash consideration equal to the Reduction, Employer agrees to issue and Employee agrees to accept an amount of Viragen, Inc. common stock equivalent in value to the amount of the Reduction, valued at the closing market price at the end of each pay period.

         Employee acknowledges that common shares issued pursuant to this Addendum shall be unregistered shares under Securities and Exchange Commission guidelines. Employer agrees to use its best efforts to register these shares within 90 days of issuance.

         Both Employer and Employee agree and acknowledge that the Reduction is voluntary on the part of the Employee and may be unilaterally rescinded at any time.

         All other provisions of the Agreement shall remain unchanged.

                                                     VIRAGEN, INC.

/s/ Melvin Rothberg                                  /s/ Dennis W. Healey
-------------------------------                      ---------------------------
Melvin Rothberg                                      Dennis W. Healey
Employee                                             Exec. Vice President/CFO